TSX-V: LEO | OTCQB: LCGMF

LION COPPER AND GOLD ANNOUNCES DRILL RESULTS AT YERINGTON COPPER PROJECT

Step Out Drilling At Yerington Pit Extends Mineralization; Drill Hole YM-047A Intercepts 864 Ft of 0.23 % TCu

Yerington, Nevada-(Newsfile Corp. - September 9, 2024) - Lion Copper and Gold Corp. (TSXV: LEO) (OTCQB: LCGMF) ("Lion CG" or the "Company") today released assay results from its 2024 exploration drilling program at the Yerington and MacArthur properties, which are part of the Company's Yerington Copper Project. The drill program was completed using Stage 2b funding provided under terms of the Company's agreement with Nuton LLC, a Rio Tinto venture (see December 23, 2023, news release).

2024 Drilling Highlights

The objective of the 2024 Yerington drilling program was to convert as much of the inferred resource as possible to the indicated resource classification so that it can be included in the prefeasibility study ("PFS"). The recently concluded drilling, together with the discovery of an additional 17 historic Anaconda holes that were not included in the January 2024 Preliminary Economic Assessment ("PEA"), are now being incorporated into an updated mineral resource as a key input into the PFS now in process.

Notably, the four angle drill holes at the Yerington Pit discovered an extension of the mineralized footprint compared to what was presented in the PEA. Even with the recent information, the mineralized extent at the Yerington Pit remains open to the north and at depth. The location of the Yerington and MacArthur areas are shown in Figure 1.

  Yerington drill hole YM-047A intercepted oxide, transition and sulfide mineralization as step-out drilling within the PEA pit shell grading 0.23 % TCu from 219.5-1,083.5 (TD) feet (864 ft).
  Yerington drill hole YM-048 extended oxide, transition and sulfide mineralization in northern step-out drilling from the PEA pit shell from 499-1,270 (771 ft), grading 0.20 % TCu.
  MacArthur drilling intercepted oxide and transition mineralized zones in 14 of the 18 drilled reverse circulation ("RC") drill holes with an average grade of 0.18% TCu.

Steven Dischler, Lion CG's CEO, states "The recent drilling and additional historical drill logs increase our confidence in the mineral resource estimates at both Yerington and MacArthur sufficient to make additional drilling, including expensive barge drilling, unnecessary. This has the potential to both upgrade and increase the current mineral resources at the Yerington Copper Project toward the completion of our PFS . These results reinforce our belief that current estimates of copper pounds in the ground have strong potential to increase. We are looking forward to investigating these opportunities and how they may positively improve the scale, life and economics of our project."

2024 Drilling Details

Drilling operations in 2024 at the Yerington Pit completed 3,326 feet of drilling in 4 core drill holes. Borehole YM-047 was redrilled as borehole YM-047A due to loss of the YM-047 borehole. Figure 2 shows the drill locations and Table 1 is a summary of the significant drill intercepts in the Yerington Pit area. The results of the 2024 drilling, along with the additional 17 historic Anaconda drill holes will be added to update to the resource model Technical Report. The 17 historic drill holes not included in the previous resource model are now deemed acceptable for inclusion in the resource model update because the drill hole location, assay and geologic log records were recently recovered from the Anaconda archives. The Yerington drill results include significant mineralization found in the step-out drilling of YM-047A. YM-047A intercepted 415.5 feet of oxide mineralization grading 0.26% TCu from 219.5 to 635 feet and 448.5 feet of primary sulfide mineralization grading 0.20% TCu from 635 to 1,083.5 feet. Hole YM-048, a further 300-foot step out drill hole north of YM-047A, encountered 348 feet of oxide mineralization grading 0.21% TCu from 499 to 847 feet and 423 feet of sulfide mineralization grading 0.18% TCu from 847 to 1,270 feet.

MacArthur drilling operations completed a total of 6,165 feet of drilling in 18 RC drill holes. The results from drilling completed in 2022, 2023 and 2024 will be added for an update to the resource model Technical Report (see Jan 30, 2024, news release). The MacArthur drill program intercepted oxide mineralization in 14 of the 18 RC drill holes. Drilling was targeted in areas of oxide mineralization within a resource pit shell where an increase in drill sample density is expected to support a resource classification upgrade. The oxide mineralization ranged from 25- to 445-foot-thick zones in 14 RC drill holes with an average grade of 0.18% TCu (Table 2). Drill holes were intentionally bottomed above the level of sulfide mineralization. Figure 3 shows the locations of the MacArthur holes drilled in relation to the previous drill pattern inside of the pit shell model developed for the PEA (see Jan 30, 2024, news release).

Quality Assurance & Control

All samples were collected via diamond core drilling by Alford Drilling, LLC (of no relation to Tony Alford, a director of the Company) of Elko, NV. Core samples were sawed on the Yerington Property site by Company personnel. All samples were picked up by Skyline Assayers & Laboratories ("Skyline"), Tucson, AZ and transferred for crushing, splitting, and pulverizing sample preparation. Multi-element (47 el.) analyses were completed using a multi-acid digestion and ICP OES/ICP-MS finish (Skyline's TE-5 method). Additionally, acid soluble and cyanide soluble copper values were determined with a sequential copper method (Skyline's SEA-SeqCu method). Commercially prepared certified reference materials and blanks were inserted by the Company at 50-ft intervals to ensure precision of results as a quality control measure. The Company also applied a chain of custody program to confirm sample security during all stages of sample collection, shipment, and storage.

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About Lion CG

Lion Copper and Gold Corp. is a Canadian-based company advancing its flagship copper assets at Yerington, Nevada through an Option to Earn-in Agreement with Nuton, a Rio Tinto venture.

About Nuton

Nuton is an innovative venture that aims to help grow Rio Tinto's copper business. At the core of Nuton is a portfolio of proprietary copper leach related technologies and capability - a product of almost 30 years of research and development. Nuton™ offers the potential to economically unlock copper from primary sulfide resources through leaching, achieving market-leading recovery rates, contributing to an increase in copper production from copper bearing waste and tailings, and getting higher copper recoveries on oxide and transitional material. One of the key differentiators of Nuton is the potential to produce the world's lowest impact copper while having at least one Net Positive impact at each of our deployment sites, across our five pillars: water, energy, land, materials and society.

On behalf of the Board of Directors,

Steven Dischler, P.E.
Chief Executive Officer
Lion Copper and Gold Corp.

For more information please contact:

Email: info@lioncg.com
Website: www.lioncg.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

The technical information in this news release has been reviewed and approved by C. Travis Naugle, QP MMSA, Co-Chairman of Lion Copper and Gold Corp. and a qualified person as defined in NI 43-101.

Certain information in this news release constitutes forward-looking statements under applicable securities laws. Any statements that are contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-Looking statements are often identified by terms such as "may", "expect", or the negative of these terms and similar expressions. Forward-Looking statements in this news release include, but are not limited to, statements with respect to the future exploration activities and anticipated results. Forward-Looking statements necessarily involve known and unknown risks, including, without limitation, risks associated with exploration activity; general economic conditions; adverse industry events; marketing costs; loss of markets; future legislative and regulatory developments; inability to access sufficient capital from internal and external sources, and/or inability to access sufficient capital on favorable terms; the ability of Lion CG to implement its business strategies; competition; currency and interest rate fluctuations and other risks.

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Figure 1. MacArthur and Yerington Location Map

Figure 2. Yerington Drill Hole Plan Location Map

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Figure 3. MacArthur Dill Hole Plan Location Map

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